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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

TITAN MACHINERY INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TITAN MACHINERY INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

    The Annual Meeting of Stockholders of Titan Machinery Inc. will, due to public health concerns related to the COVID-19 pandemic and to support the health and well-being of our stockholders, services providers, personnel and other stakeholders, be held in a virtual meeting only format over the Internet at www.virtualshareholdermeeting.com/TITN2021 beginning at 9:00 a.m., Central Time, on June 7, 2021, for the following purposes:
1.    To elect three directors each for a three-year term.
2.    To conduct an advisory vote on a non-binding resolution to approve the compensation of our named executive officers.
3.    To ratify the appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for the fiscal year ending January 31, 2022.
4.    To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
    Only stockholders of record at the close of business on April 9, 2021 are entitled to notice of the Annual Meeting and to vote at the Annual Meeting or any adjournment or postponement thereof.
    Your vote is important. You are cordially invited to attend the virtual Annual Meeting. You will be able to attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting, by visiting www.virtualshareholdermeeting.com/TITN2021. Whether or not you plan to attend the virtual Annual Meeting, we hope you will vote as soon as possible. You may vote over the Internet, as well as by telephone, or by mail as described in the Notice of Internet Availability, first sent to stockholders on or about April 26, 2021, containing instructions on how to access our proxy materials.
    Important Notice Regarding the Availability of Proxy Materials for the Upcoming Annual Meeting of Stockholders To Be Held on June 7, 2021: The Proxy Statement, Proxy Card, and Annual Report on Form 10-K are available in the Investor Relations section of the Titan Machinery Inc. website at http://www.titanmachinery.com.

BY ORDER OF THE BOARD OF DIRECTORS

David J. Meyer Board Chair and Chief Executive Officer
West Fargo, North Dakota
April 26, 2021

TITAN MACHINERY INC.
Annual Meeting of Stockholders
June 7, 2021

PROXY STATEMENT

INTRODUCTION
    Your proxy is solicited by the Board of Directors (the "Board") of Titan Machinery Inc. ("we," "us," "our," or the "Company") for our Annual Meeting of Stockholders to be held at 9:00 a.m., Central Time, on June 7, 2021 (the "Annual Meeting"), in a virtual meeting only format over the Internet at www.virtualshareholdermeeting.com/TITN2021 and for the purposes set forth in the Notice of Annual Meeting of Stockholders, and at any adjournment or postponement thereof. The Company is holding the Annual Meeting in a virtual only format over the Internet due to public health concerns related to the COVID-19 pandemic and to support the health and well-being of our stockholders, service providers, personnel and other stakeholders. The proposals to be voted on at the Annual Meeting are described in this Proxy Statement.
    The mailing address of our principal executive offices is Titan Machinery Inc., 644 East Beaton Drive, West Fargo, North Dakota 58078. We expect that this Proxy Statement, the related Proxy Card, and the Notice of Annual Meeting of Stockholders will first be made available to our stockholders on or about April 26, 2021.
GENERAL INFORMATION

Purpose of the Annual Meeting	At the Annual Meeting, our stockholders will act upon the following proposals outlined in the Notice of Annual Meeting of Stockholders:
Proposal 1 - Election of Directors
Proposal 2 - Advisory Vote to Approve the Compensation of our Named Executive Officers
Proposal 3 - Ratification of Independent Registered Public Accounting Firm
Following the formal portion of the Annual Meeting, management of the Company will be available to respond to appropriate questions from stockholders.

What is the format for this year's Annual Meeting?
Due to public health concerns related to the COVID-19 pandemic and to support the health and well-being of our stockholders, services providers, personnel and other stakeholders, this year’s Annual Meeting will be held in a virtual only format over the Internet. We have structured our virtual Annual Meeting to provide stockholders with substantially the same opportunities to participate in the Annual Meeting as if it were held in person, including the ability to vote shares electronically during the meeting and to ask questions during the meeting.

To attend the virtual Annual Meeting over the Internet, please visit www.virtualshareholdermeeting.com/TITN2021. We recommend that you log in at least 15 minutes before the Annual Meeting begins to ensure ample time to complete the check-in procedures and test your computer audio system. We will have technicians ready to assist you with any technical difficulties that you may encounter accessing the virtual meeting platform.

To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice (as defined below), in your proxy card (if applicable) or on the instructions that accompanied your proxy material. You may also login as a guest in the event that you do not have a 16-digit control number. However, if you participate as a guest through the virtual meeting platform, you will not be able to vote your shares or submit questions during the Annual Meeting.

Although you may vote online during the virtual Annual Meeting, we encourage you to vote via the Internet, by telephone or by mail as outlined in the Notice or on your proxy card to ensure that your shares are represented and voted.

What is a Proxy?	It is your legal designation of another person to vote the stock you own in the manner you direct. That other person is called a proxy. You may designate someone as your proxy in a written document, typically with a proxy card. We have authorized members of our senior management designated by the Board and named in your proxy card to represent you and to vote your shares as instructed. The proxies also may vote your shares at any adjournments or postponements of the Annual Meeting.

What is a Proxy Statement?	It is a document we give you when we are soliciting your designation of a proxy pursuant to Securities and Exchange Commission ("SEC") rules and regulations.

How is the Company distributing the proxy materials?
Consistent with the approach taken for last year's Annual Meeting, this year, to expedite delivery, reduce costs and decrease the environmental impact of our proxy materials, we are using an SEC rule that allows us to furnish proxy materials primarily over the internet instead of mailing paper copies of those materials to each stockholder. As a result, beginning on or about April 26, 2021, we will send to stockholders a Notice of Internet Availability (the “Notice”) containing instructions on how to access our proxy materials, including this Proxy Statement, over the Internet. If you receive the Notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions in the Notice. The Notice is not a proxy card that can be submitted to vote your shares. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy via the Internet or by telephone.

Stockholder of Record	If your shares were registered in your name with our transfer agent as of the record date, April 9, 2021, you are a stockholder of record with respect to those shares.

Shares held in "Street Name"	If you hold your shares in an account at a bank, broker or other nominee, then you are the beneficial owner of shares held in "street name." Your bank, broker or other nominee is considered the stockholder of record for purposes of voting at the Annual Meeting, but you, as the beneficial owner, have the right to vote the shares held in your account at the Annual Meeting.

Number of Shares Required to be Present to Hold the Annual Meeting
In order to conduct the Annual Meeting, holders of a majority of the shares outstanding and entitled to vote as of the close of business on the record date, April 9, 2021, must be present electronically or by proxy at the virtual Annual Meeting. This constitutes a quorum. Your shares are counted as present if you attend the virtual Annual Meeting and vote electronically, or if you vote by proxy. Shares represented by proxies that include abstentions and broker non-votes (described below) will be counted as present for purposes of establishing a quorum. If a quorum is not present, we will adjourn the Annual Meeting until a quorum is obtained.

Proxy Solicitation and Cost	The cost of soliciting proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding that material to beneficial owners and record holders of the Company's common stock ("Common Stock"), will be borne by the Company. Directors, officers and employees of the Company may, without compensation other than their regular remuneration, solicit proxy votes personally or by telephone.

VOTING INFORMATION

Voting Methods
Shares Held of Record. All stockholders of record may vote by telephone, internet, or mail as described in the Notice or may vote electronically at the Annual Meeting.

Shares Held In Street Name. If your shares are held in "street name" you must instruct the record holder of your shares (i.e., your broker or bank) in order to vote. If your shares are held in "street name" and you want to attend the virtual Annual Meeting and vote electronically, you will need to log in to the virtual Annual Meeting platform using your 16-digit control number.

Revoking Your Proxy or Changing Your Vote	Any stockholder giving a proxy designation may revoke it at any time prior to its use at the Annual Meeting by giving written notice of such revocation to the Corporate Secretary of the Company, at 644 East Beaton Drive, West Fargo, ND 58078, or by attending and voting electronically at the virtual Annual Meeting.

Proposal 1 - Election of Directors (page 8)
The Board has nominated three candidates for election to our Board. On the vote to elect directors, stockholders may:
•Vote "FOR" one or more of the nominees; or
•"WITHHOLD" votes as to one or more of the nominees.

Directors will be elected by a plurality of the votes of stockholders present electronically or represented by proxy at the virtual Annual Meeting. This means that the three nominees who receive the greatest number of "FOR" votes cast will be elected as directors. If you "WITHHOLD" authority to vote with respect to any director nominee, your shares will be counted for purposes of establishing a quorum, but will have no effect on the election of that nominee.

The Board recommends that stockholders vote "FOR" the election of each nominee.

Proposal 2 - Advisory Vote to Approve the Compensation of our Named Executive Officers (page 29)
The Board is holding a non-binding advisory vote to approve the compensation of our named executive officers (commonly referred to as the "Say-on-Pay Vote"). Stockholders may:
•Vote "FOR" the proposal;
•Vote "AGAINST" the proposal; or
•"ABSTAIN" from voting on the proposal.

The affirmative vote of a majority of the shares present electronically or by proxy at the virtual Annual Meeting and entitled to vote on the matter is required to approve Proposal 2.

An "ABSTAIN" vote has the same effect as an "AGAINST" vote on Proposal 2.

Your vote on Proposal 2 is a non-binding advisory vote to approve the compensation of our named executive officers (as defined below under "Compensation Discussion and Analysis"). The Board will consider the results of this advisory vote when considering future executive compensation decisions, but it will not be binding.

The Board recommends that stockholders vote "FOR" the approval of the compensation of our named executive officers.

Proposal 3 - Ratification of Independent Registered Public Accounting Firm (page 32)
The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2022. The Board is seeking stockholder ratification of this appointment. On the vote to ratify the appointment of Deloitte & Touche LLP, stockholders may:
•    Vote "FOR" the proposal;
•    Vote "AGAINST" the proposal; or
•    "ABSTAIN" from voting on the proposal.

The affirmative vote of a majority of the shares present electronically or by proxy at the virtual Annual Meeting and entitled to vote on the matter is required to approve Proposal 3.

An "ABSTAIN" vote has the same effect as an "AGAINST" vote on Proposal 3.

The Board recommends that stockholders vote "FOR" ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2022.

What if I do not specify a choice for a matter when returning a proxy?
Stockholders should specify their choice for each proposal when returning a proxy. If no specific voting instructions are given, proxies that are returned will be voted as follows:
•"FOR" the election of all director nominees;
•"FOR" the advisory approval of the compensation of our named executive officers; and
•"FOR" the ratification of the appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for the fiscal year ending January 31, 2022.

Broker Non-Votes
A "broker non-vote" occurs when a broker has not received voting instructions from the beneficial owners of shares held in street name, and the broker does not have, or declines to exercise, discretionary authority to vote those shares. Brokers generally have authority to vote on "routine matters," as determined by applicable self-regulatory organizations governing that broker. Of the proposals presented at the Annual Meeting, only Proposal 3, the ratification of an independent registered public accounting firm, is considered to be a "routine matter."

"Broker non-votes" have the following effect:
•Your shares will be counted as present for the purposes of determining whether there is a quorum at the Annual Meeting.
•Your shares will not be counted as votes "FOR" or "WITHHOLD" authority for the election of the director nominees at the Annual Meeting.
•Your shares will not be counted as votes "FOR", "AGAINST", or "ABSTAIN" on Proposal 2 ("Say-on-Pay Vote") or Proposal 3 ("Ratification of Auditor"), as applicable.

OUTSTANDING SHARES AND VOTING RIGHTS
    The Board has fixed April 9, 2021 as the record date for determining stockholders entitled to vote at the Annual Meeting. Persons who were not stockholders at the close of business on such date will not be allowed to vote at the Annual Meeting. There were 22,520,458 shares of Common Stock issued and outstanding at the close of business on April 9, 2021. Common Stock is the only outstanding class of capital stock of the Company entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter to be voted upon at the Annual Meeting. No holders of any capital stock of the Company are entitled to cumulative voting rights.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
    The following table sets forth, as of April 9, 2021, information regarding beneficial ownership of our Common Stock by:
•Each person known to us to beneficially own 5% or more of our Common Stock;

•Each executive officer (as that term is defined under the rules and regulations of the SEC) named in the Summary Compensation Table on page 24, who are collectively referred to herein as our "named executive officers";
•Each of our directors (including director nominees); and
•All of our executive officers and directors as a group.
    We have determined beneficial ownership in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Beneficial ownership generally means having sole or shared voting or investment power with respect to securities. Unless otherwise indicated in the footnotes to the table, each stockholder named in the table has sole voting and investment power with respect to the shares of Common Stock set forth opposite the stockholder's name. We have calculated the percentage of Common Stock owned based on 22,520,458 shares of Common Stock outstanding on April 9, 2021. Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Titan Machinery Inc., 644 East Beaton Drive, West Fargo, North Dakota 58078.

Name of Beneficial Owner	Number	Percent of Class
5% Beneficial Owners:
Dimensional Fund Advisors LP	1,812,075	8.05%
Building One
6300 Bee Cave Road
Austin, TX 78746 (1)
BlackRock, Inc.	1,393,157	6.19%
55 East 52nd Street
New York, NY 10055 (2)
Global Alpha Capital Management Ltd.	1,380,223	6.13%
1800 McGill College, Suite 1300
Montreal, Quebec, Canada H3A 3J6 (3)

Names of Named Executive Officers and Directors/Nominees:
David Meyer (4)	2,662,864	11.82%
Mark Kalvoda (5)	173,991	*
Bryan Knutson (6)	59,149	*
Tony Christianson (7)	278,179	1.24%
Stanley Dardis (8)	41,822	*
Stanley Erickson (9)	30,996	*
Christine Hamilton (10)	15,403	*
Jody Horner (11)	29,183	*
Richard Mack (12)	29,729	*
All executive officers and directors/nominees as a group (9 persons) (13)	3,321,316	14.75%
* Less than one percent.
(1)This information is based on the Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP ("Dimensional") on February 12, 2021. Dimensional, an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (the “Dimensional Funds”). In its role as investment advisor, sub-advisor or manager, Dimensional may possess investment and/or voting power over the securities of the Company that are owned by the Dimensional Funds, and may be deemed to be the beneficial owner of the shares of Common Stock held by the Dimensional Funds. However, Dimensional reports that all such Common Stock is owned by the Dimensional Funds and disclaims beneficial ownership of such Common Stock.
(2)This information is based on the Schedule 13G/A filed with the SEC by BlackRock, Inc. on February 1, 2021. BlackRock, Inc., as parent company of various subsidiaries listed in the Schedule 13G/A, may be deemed to beneficially own the shares held by such subsidiaries.

(3)This information is based on the Schedule 13G filed with the SEC by Global Alpha Capital Management Ltd. on February 10, 2021. Global Alpha Capital Management Ltd. reported that, as of December 31, 2020, it had sole voting power over 1,199,087 shares of Common Stock and sole dispositive power over 1,380,223 shares of Common Stock.
(4)Includes 2,150,000 shares of Common Stock held by the Meyer Family Investment Limited Partnership, over which Mr. Meyer has shared voting and investment control.
(5)Includes 71,122 restricted shares held by Mr. Kalvoda that are subject to risk of forfeiture.
(6)Includes 54,315 restricted shares held by Mr. Knutson that are subject to risk of forfeiture.
(7)Includes 230,000 shares of Common Stock beneficially owned by Adam Smith Companies, LLC. Mr. Christianson may be deemed to share beneficial ownership of shares of Common Stock held beneficially by Adam Smith Companies, LLC by virtue of his status as a controlling owner of this entity. Mr. Christianson expressly disclaims beneficial ownership of any shares held by Adam Smith Companies, LLC, except to the extent of his pecuniary interest in such entity. Also includes 6,103 restricted shares held by Mr. Christianson that are subject to risk of forfeiture.
(8)Includes 1,500 shares held by Mr. Dardis' revocable living trust. Also includes 6,103 restricted shares held by Mr. Dardis that are subject to risk of forfeiture.
(9)Includes 6,103 restricted shares held by Mr. Erickson that are subject to risk of forfeiture.
(10)Includes 6,103 restricted shares held by Ms. Hamilton that are subject to risk of forfeiture.
(11)Includes 6,103 restricted shares held by Ms. Horner that are subject to risk of forfeiture.
(12)Includes 6,103 restricted shares held by Mr. Mack that are subject to risk of forfeiture.
(13)Includes 162,055 restricted shares held by our executive officers and directors that are subject to risk of forfeiture.

BOARD OF DIRECTORS
    The Board consists of three classes of directors, which classes are, as of the date of this Proxy Statement, composed of:
•three Class II directors who hold office until the 2021 Annual Meeting;
•two Class III directors who hold office until the 2022 Annual Meeting; and
•two Class I directors who hold office until the 2023 Annual Meeting or, in all cases, until their successors are elected and qualified.
The Governance/Nominating Committee has recommended, and the Board has approved, Stan Erickson, Jody Horner, and Richard Mack as director nominees for the three Class II director positions to be elected at the 2021 Annual Meeting.
    The following information states the principal occupations for at least the past five years of the 2021 director nominees and the remaining directors whose terms will continue beyond the Annual Meeting:

2021 Nominees Upon election, these Directors will Hold Office Until the 2024 Annual Meeting	Age	Position/Committee Membership/Biography

Stan Erickson	70	Director; Audit Committee; Compensation Committee
		Mr. Erickson has been a director of Titan Machinery since March 1, 2017. Mr. Erickson currently serves as the President and Chief Executive Officer of Liberty Capital, Inc., which provides capital and investment services. Mr. Erickson co-founded Liberty Capital in 2013 after retiring from a 32-year career at Ziegler Inc., a Caterpillar dealer, where he most recently served as President and Chief Operating Officer. Mr. Erickson is a veteran of the United States Marine Corps and currently serves on the board of directors of Electromed, Inc., where he serves as chair of the audit committee and a member of the nominating and governance committee. Among other attributes, skills and qualifications, the Board believes that Mr. Erickson is uniquely qualified to serve as a director based on his experience in the equipment industry, as well as his experience as a public company director, which provides the Board with a seasoned view on financing, investment, acquisition and operating strategies, public company regulatory compliance issues, and investor relations.

Jody Horner	59	Director; Chair of Compensation Committee; Governance/Nominating Committee
		Ms. Horner has been a director of Titan Machinery since August 1, 2015. In February 2015, Ms. Horner was appointed President of Midland University, a private liberal arts college located in Fremont, Nebraska. Prior to joining Midland University, Ms. Horner spent over 30 years at Cargill, Inc., holding several leadership positions including President of Cargill Meat Solutions, President of Cargill Case Ready, President of Cargill Salt, Vice President - Corporate Global Diversity, and Vice President - Human Resources. At Cargill, Ms. Horner was a member of several corporate committees including the Global Business Conduct & Ethics Committee and the Global Enterprise Process, Data and Technology Committee. Among other attributes, skills and qualifications, the Board believes Ms. Horner is uniquely qualified to serve as a director based on her 30 years of experience in leadership positions and her knowledge of financial matters, operating strategies, agri-business markets, and human resources.
Richard Mack	53	Director; Chair of Audit Committee
		Mr. Mack has been a director of Titan Machinery since June 4, 2015. From June 2014 through his retirement in January 2018, Mr. Mack served as Executive Vice President and Chief Financial Officer for The Mosaic Company, a leading international producer and marketer of phosphate and potash crop nutrients. Prior to that, Mr. Mack held the position of Senior Vice President, General Counsel and Corporate Secretary for Mosaic from the date of its initial public offering in 2004 until his promotion to Executive Vice President in 2009. In the decade prior to Mosaic's formation, he served in various legal capacities at Cargill, Inc., and was a founding executive of Mosaic and Cargill Ventures. Mr. Mack was also the founder of the Streamsong Resort, which is owned by Mosaic. Mr. Mack currently serves as a director and audit committee chair of Anuvia Plant Nutrient Holdings, Inc., which is a privately-held crop nutrient company; and a director and finance committee chair of H.J. Baker & Bro, LLC, a privately-held sulphur and animal nutrition industry company. Among other attributes, skills and qualifications, the Board believes that Mr. Mack is uniquely qualified to serve as a director based on his experience as a public company executive, his familiarity with public company finance, financial statements, and capital markets, and his knowledge of corporate governance, agri-business markets, mergers and acquisitions, operating strategies, and international business.

Directors Who Hold Office Until the 2022 Annual Meeting	Age	Position/Committee Membership/Biography

Stan Dardis	71	Lead Independent Director
		Mr. Dardis has been a director of Titan Machinery since October 1, 2010. From 1998 to his retirement in 2010, Mr. Dardis served as Chief Executive Officer and Director of Bremer Financial Corporation, a bank holding company composed of nine bank subsidiaries, a trust company, and an insurance company, headquartered in St. Paul, Minnesota. Among other attributes, skills and qualifications, the Board believes that Mr. Dardis is uniquely qualified to serve as a director based on his experience in the financial services and investment industries, as well as his experience as a public and private company director, which provides the Board with a seasoned view of financing, investment, acquisition and operating strategies, public company regulatory compliance issues, and investor relations.
David Meyer	68	Board Chair and Chief Executive Officer
		Mr. Meyer is our Board Chair and Chief Executive Officer. Mr. Meyer worked for JI Case Company in 1975. From 1976 to 1980, Mr. Meyer was a partner in a Case/New Holland Dealership with locations in Lisbon, North Dakota and Wahpeton, North Dakota. In 1980, Mr. Meyer, along with a partner, founded Titan Machinery Inc. Mr. Meyer has served on both the Case CE and CaseIH Agriculture Dealer Advisory Boards. Mr. Meyer is the past chairman and past board member of the North Dakota Implement Dealers Association. Mr. Meyer currently serves as a Director on the North Dakota Community Foundation and Director on the Evans Scholars Foundation (ESF) of the Western Golf Association (WGA). Among other attributes, skills and qualifications, the Board believes that Mr. Meyer is uniquely qualified to serve as a director and the Board's Chair because he is the person most familiar with the Company's history, business and industry, and is capable of effectively identifying strategic priorities and leading the discussion and execution of strategy.

Directors Who Hold Office Until the 2023 Annual Meeting	Age	Position/Committee Membership/Biography

Tony Christianson	68	Director; Governance/Nominating Committee; Compensation Committee
		Mr. Christianson has been a director of Titan Machinery since January 2003. Since 1981, Mr. Christianson has been the Chairman of Cherry Tree Companies, an affiliated group of investment banking and wealth management firms in Minneapolis, Minnesota. Mr. Christianson served as a director of the following public companies during the last 5 years: AmeriPride, Inc. and Arctic Cat, Inc. Mr. Christianson also currently serves as managing partner of Adam Smith Companies, LLC, a holding company with investments in several companies, and as a director of MetaFarms, Inc., a privately-held SAS provider of information management for animal protein production. Among other attributes, skills and qualifications, the Board believes that Mr. Christianson is uniquely qualified to serve as a director based on his experience in the financial services and investment industries, as well as his experience as a public and private company director, which provides the Board with a seasoned view on financing, investment, acquisition and operating strategies, public company regulatory compliance issues, and investor relations.
Christine Hamilton	65	Director; Chair of Governance/Nominating Committee; Audit Committee
		Ms. Hamilton has been a director of Titan Machinery since March 1, 2018. Ms. Hamilton is the co-owner and managing partner of Christiansen Land and Cattle, Ltd., a large diversified farming and ranching operation in central South Dakota, and is also the co-owner of Dakota Packing, Inc., a wholesale meat distribution business. Ms. Hamilton is a former director for the Federal Reserve Bank, Ninth District, located in Minneapolis, Minnesota, and is a director of SAB Biotherapeutics, a privately-held biopharmaceutical company. Among other attributes, skills and qualifications, the Board believes that Ms. Hamilton is uniquely qualified to serve as a director based on her extensive experience in the agri-business sector and in management roles and her knowledge of operating strategies and priorities and challenges facing our customers in the agri-business sector.

ELECTION OF DIRECTORS
(PROPOSAL 1)
2021 Director Nominees
    The Governance/Nominating Committee recommended to the Board that the following persons be nominated and elected as directors at the Annual Meeting, which persons were then formally nominated by the Board:

Stan Erickson
Jody Horner
Richard Mack
    The nominees are currently Class II Directors whose terms expire at the upcoming 2021 Annual Meeting. Each of the nominees has consented to being named as a nominee. If elected, each nominee will serve a three-year term until the 2024 Annual Meeting or until his or her successor is elected and qualified. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies that are returned and signed will be voted for the nominee designated by the Board to fill the vacancy.
    THE BOARD RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS SET FORTH IN THIS PROPOSAL 1.

NON-EMPLOYEE DIRECTOR COMPENSATION
    Our non-employee directors receive cash and restricted stock awards as compensation for their service as directors pursuant to our Non-Employee Director Compensation Plan, which, for fiscal 2021, was as follows:

	Cash Retainer ($)	Restricted Stock Awards ($)
Compensation for each non-employee director	50,000	70,000
Additional cash retainers:
Audit Committee Chair	25,000
Compensation Committee Chair	10,000
Governance/Nominating Committee Chair	10,000
Lead Independent Director	15,000
    We also reimburse our non-employee directors for reasonable expenses incurred in connection with their service as directors. The restricted stock awards are granted on the date of the annual meeting of stockholders each year, and vest on the date of the next annual meeting of stockholders. Directors who are appointed to the Board during the year receive a prorated cash retainer and restricted stock award, the equity component of which is granted on the director's effective start date and has the same vesting date as awards to directors who serve for the full year. Directors who terminate service as a director during the year receive a prorated cash retainer for the term of service, however, any unvested restricted stock is forfeited, unless the reason for termination of service is death, in which case the restricted stock award immediately vests.
    The following table provides compensation information for our non-employee directors during fiscal 2021:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Tony Christianson	50,000	70,000	120,000
Stan Dardis	65,000	70,000	135,000
Stan Erickson	50,000	70,000	120,000
Christine Hamilton	56,425	70,000	126,425
John Henderson (2)	21,410	—	21,410
Jody Horner	60,000	70,000	130,000
Richard Mack	75,000	70,000	145,000
(1)These amounts represent the grant date fair value for each grant awarded in fiscal 2021, valued in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 718, Compensation—Stock Compensation. Each director received an award of 6,103 restricted shares based on the $11.47 closing price for our Common Stock on the grant date of June 8, 2020.
(2)Represents the pro rata cash compensation received by Mr. Henderson for his service as a director during a portion of fiscal 2021. Mr. Henderson stepped down from the Board effective June 8, 2020.

STOCK OWNERSHIP AND RETENTION GUIDELINES

Stock Ownership Guidelines
    In order to align the interests of senior officers and directors of the Company with the interests of our stockholders and to promote our commitment to sound corporate governance, our Compensation Committee has adopted stock ownership guidelines for senior officers and directors of the Company (the “Stock Ownership Guidelines”). The Stock Ownership Guidelines require that the officers of the Company listed below hold the following dollar value of shares of our Common Stock during their employment with the Company:

•Chief Executive Officer - 3x annual base salary

•Chief Financial Officer - 2x annual base salary

•Chief Operating Officer and all other executive leadership team members - 50% of annual base salary

In addition, the Stock Ownership Guidelines require that each non-employee director of the Company must hold shares of Common Stock with a dollar value equal to four times the annual cash retainer paid to non-employee directors (excluding, for purposes of this calculation, any cash retainer paid to a non-employee director for purposes of serving as the lead independent director or as a committee chair). Also, to further align director and stockholder interests, our restricted stock award agreements with our non-employee directors require that the restricted stock received thereunder must be held by the non-employee director and not sold during his or her term of service as a director.
    For purposes of measuring compliance with the Stock Ownership Guidelines, shares of Common Stock owned directly or indirectly by the officer or director or his or her immediate family members residing in the same household and unvested time-based restricted stock are considered “owned” shares. Shares underlying unexercised stock options, unvested performance-based restricted stock and unvested restricted stock units do not count towards satisfying the Stock Ownership Guidelines requirements. The Compensation Committee reviews and reports to the Board on an annual basis regarding the stock ownership levels of our senior officers and directors. In connection with receipt and consideration of such reports, the Board expects to see meaningful progress towards the achievement of the Stock Ownership Guidelines as compared to ownership by our senior officers and directors as of the date of the previous report.
     Each of the officers and directors of the Company subject to the Stock Ownership Guidelines is afforded a reasonable period of time to achieve these minimum ownership levels. As of April 26, 2021, all executive officers and directors were in compliance with the Stock Ownership Guidelines.
Trading Restrictions and Hedging Policy
    Our insider trading policy prohibits our directors and officers from trading our securities on a short-term basis and requires that any of our Common Stock purchased in the open market be held for a minimum of six months. This policy also requires that directors and officers not "pledge" or "sell short" our Common Stock or buy or sell put or call options on our Common Stock. In addition, pursuant to this policy, we also prohibit directors, officers and employees from engaging in any speculative transactions or hedging transactions with respect to Company securities, including forward sale or purchase contracts, equity swaps, collars and exchange funds.

SUSTAINABILITY

Our mission at Titan Machinery is to serve the farmers and contractors who feed and build our world. This mission requires that we focus on environmental, social and governance issues. We are committed to conducting our business operations and activities in a manner that maintains the health and safety of our employees, customers, visitors and contractors, protects the environment, conserves natural resources, positions us as a responsible and engaged partner in communities where we operate, and promotes an inclusive and engaged workforce. For more information on our commitment to sustainability matters, please visit the Investor Relations section of Titan Machinery Inc. website at http://www.titanmachinery.com.
Health and Safety
We believe it is our responsibility to maintain a safe and healthy workplace in each of our business locations and to seek to make continuous improvements in this area. We do this by embedding safety into every level of the organization as a top priority. We ensure that safety performance data is tracked, aggregated, and reviewed on an ongoing basis. Our corporate safety team collects data on recordable injury rates, serious injury rates, and near misses from each of our facilities, and engages in a root cause analysis and identifies corrective action to reduce the risk of future occurrences. This data is reviewed at least monthly by the executive leadership team and shared with the Board on a quarterly basis. Regular safety meetings are held at our facilities for store employees.
We are also committed to improving the health and well-being of our employees. Our U.S. wellness program was established in 2017, and is continuously evolving to better educate, motivate and reward our employees for maintaining and achieving healthy measures.
Environmental Sustainability
We work to be a positive force in protecting the environment by continually looking for ways to conserve water, minimize energy consumption, lower emissions and reduce waste, and safely handle hazardous substances. As we design, build and operate our stores and other facilities, we are focused on conserving natural resources.
As a retail distributor, we do not make the products we sell. However, we are in a position to collaborate with and encourage our suppliers to develop equipment that is more energy efficient and has lower emissions of greenhouse gases. We believe that our primary supplier of equipment, CNH Industrial, is a global leader in environmental sustainability, and we share its values in this area. CNH Industrial has been at the forefront of sustainable product innovation as evidenced by its introduction of advanced precision solutions to our customers in order to allow them to maximize their acreage yields and minimize time spent using machinery. In addition, we partner with suppliers and customers to promote precision farming products and farm management services, which enable growers to reduce the use of fertilizer, chemicals, water, and other inputs.
Community Engagement
As a Company, we are committed to the communities we serve. As busy as our employees are, they make time to help their neighbors and support charities across our footprint. Across our Company, we offer all regular employees up to 12 hours of paid time off each calendar year for volunteer firefighting and emergency medical assistance, and an additional 16 hours of paid time off each calendar year for other community service activities.
Commitment to Inclusive Workplace
We are committed to an inclusive workplace where all employees are valued and have the opportunity to reach their full potential. We utilize a variety of initiatives across our footprint to recruit minorities, women, and veterans, as we attempt to diversify our workforce. We know that having a diverse workforce is not enough, we also need to build a culture of inclusion that leverages the strengths of all of our employees. From new hire orientation to management and leadership training provided through an online portal accessible to all employees, we are focused on developing global mindsets, breaking unconscious biases and demonstrating the business case for diversity across the organization.
Our Compensation Committee has included, as part of its core agenda, an annual review of our diversity and inclusion strategy. The Compensation Committee will review data from engagement surveys; industry benchmarks; the number of employees and managers trained on unconscious bias and inclusive behaviors; and measurement of key metrics of gender and ethnic representation throughout our Company. Our Compensation Committee is focused on seeing continuous improvements by the Company in these areas.
We conduct periodic comprehensive employee engagement surveys designed to measure organizational culture, monitor overall employee engagement, identify actions that can be taken to improve our employee engagement and motivation, and to take steps to improve employee retention. Data collected in each employee engagement survey is maintained and used to track our progress against our internal goals. Company management continually monitors employee turnover data, which is supplemented with additional data from exit surveys to assist in determining the reasons for voluntary employee terminations. We welcome this transparent process and are committed to empowering our employees to express their views on relevant workplace matters.
Commitment to Ethical Culture
In every business decision and transaction, we endeavor to do the right thing – and we expect our employees and business partners to share in this effort. This means conducting business with integrity, while complying with all laws, rules and standards of conduct that apply to us in the many countries where we do business. We promote our commitment to ethics and compliance among our global workforce through our Code of Ethics and related policies, and training programs.

CORPORATE GOVERNANCE
Board Leadership Structure
    David J. Meyer serves in the combined role of Board Chair and Chief Executive Officer. The Board believes that this combined role is in the best interests of the Company and its stockholders for the reasons discussed below.
    Mr. Meyer possesses unique familiarity with the Company's history, business and industry, making him most capable of effectively leading discussions among directors of diverse backgrounds and experience regarding the Company's operations and strategy. As the Chief Executive Officer, Mr. Meyer has responsibility for overseeing the Company’s day-to-day operations and must continually possess a comprehensive knowledge of the Company’s business, including the Company’s opportunities and challenges. Mr. Meyer is in the best position to prioritize the Board's agenda items, to identify issues to bring to the Board, and to lead the development of the Board’s strategic plans. We feel that certain other practices initiated by the Board secure independent oversight of management without the need to separate the roles of Chief Executive Officer and Board Chair. These include our appointment of a Lead Independent Director, our policy requiring that all members of our standing committees be independent, and our policy that the independent directors of the Board and the committees of the Board hold regular executive sessions outside the presence of the Chief Executive Officer and other management.
    Stan Dardis, an independent director, was selected by the Board to continue to serve as the Lead Independent Director during fiscal 2021. The Lead Independent Director has the responsibility of presiding at all executive sessions of the Board, consulting with the Board Chair and Chief Executive Officer on Board and committee meeting agendas, maintaining frequent contact with the Board Chair and Chief Executive Officer, advising the Board Chair and Chief Executive Officer on the efficiency of the Board meetings, and facilitating teamwork and communication among the non-employee directors and management.

Independence
    Our Board has determined that six of our seven current directors are independent directors, as defined by Rule 5605(a)(2) of the listing standards of the Nasdaq Stock Market. The six independent directors are: Tony Christianson, Stan Dardis, Stan Erickson, Christine Hamilton, Jody Horner, and Richard Mack. In making this determination, the Board considered the analysis and recommendations of the Governance/Nominating Committee, as well as any related person transactions and other relationships with the Company. In addition, during his term of service during fiscal 2021 until June 8, 2020, John Henderson was also determined to be an independent director, as defined by Rule 5605(a)(2) of the listing standards of the Nasdaq Stock Market.
Code of Ethics and Business Conduct
In December 2018, the Board approved an updated Code of Ethics and Business Conduct that applies to all employees, directors, consultants and officers, including the principal executive officer, principal financial officer, principal accounting officer and controller. The Code of Ethics and Business Conduct addresses such topics as protection and proper use of our assets, compliance with applicable laws and regulations, accuracy and preservation of records, accounting and financial reporting, conflicts of interest and insider trading. The Code of Ethics and Business Conduct is available under "Corporate Governance" on the "Investor Relations" page of the Company's website at www.titanmachinery.com. The Company intends to include on its website at www.titanmachinery.com any amendment to, or waiver from, a provision of its Code of Ethics and Business Conduct that applies to the principal executive officer, principal financial officer, principal accounting officer or controller that relates to any element of the code of ethics definition enumerated in Item 406(b) of SEC Regulation S-K.
Board's Oversight of Risk Management
We believe that a structured, conscientious approach to risk management is a top priority for our Company. Our Board, both directly and through its committees, reviews and oversees our Enterprise Risk Management (“ERM”) program, which is an enterprise-wide program designed to identify critical enterprise risks and to develop mitigation plans to manage those risks.
While the Board and its committees exercise oversight of risk management, the executive team is responsible for implementing and supervising day-to-day risk management processes and reporting to the Board and its committees. In fulfilling its responsibilities, management has developed a formal ERM process which includes the preparation of a written ERM Report.
The ERM Report describes specific risks within the following categories: Operations, International, Financial, Legal and Compliance, IT Systems, and Strategic. Each of these categories is assigned to a member of the executive team, who maintains primary responsibility for management of the applicable risks and updating the ERM Report no less than semi-annually. The ERM Report includes management’s assessment of the likelihood and potential impact of each identified risk, management’s assessment of the Company’s current capability to manage the risk, any risk mitigation plans in place or being developed, tracking of key risk indicators, and the future outlook for the risks.
On a semi-annual basis, management presents to the Board the ERM Report as updated by management. In addition, the Board’s standing committees support the Board by regularly addressing various risks in their respective areas of oversight as discussed below.
We believe that our ERM program accomplishes the following:
•Clearly defines risk management roles and responsibilities;
•Brings together senior management to discuss risk;
•Promotes visibility and constructive dialogue around risk; and
•Facilitates appropriate risk response strategies at the Board, committee, and management     levels.

In addition to the regular processes related to the ERM Report, management has established working committees that meet regularly to assess risks in certain areas, including an International Risk Committee that reviews all aspects of our international business risks and a Finance Risk Committee that reviews the Company’s derivative instruments, interest rate risk, and foreign currency exposures.
Audit Committee’s Role in Oversight of Risk Management
The Audit Committee receives regular reports from: the corporate controller on significant accounting matters; the financial reporting manager on periodic Exchange Act reports and related financial disclosures; the outside auditor on financial reporting matters; the internal audit department on audit results and internal control matters; and the General Counsel regarding compliance, legal and regulatory risks. In addition, the Audit Committee receives in depth reports no less than annually on the audit plan of the internal audit department, tax matters affecting the Company, treasury and banking operations, and credit department operations.

Day-to-day management of data security is the responsibility of our Director, Information Technology, who reports directly to our Chief Executive Officer. At least annually, the Director, Information Technology, presents to the Audit Committee a formal report on cybersecurity and data security risks. This report includes the results of the IT Department’s self-evaluation of vulnerability to cyber risks, using the Center for Internet Security (“CIS”) framework. The Company has implemented an IT/Cyber Risk learning program under which all employees are required to view periodic on-demand webinars including quizzes following the presentations. The Company is covered by a cybersecurity insurance policy.

The Audit Committee reserves time at each meeting for private sessions with the Chief Financial Officer, General Counsel, head of the internal audit department, and outside auditors.
Compensation Committee’s Role in Oversight of Risk Management
The Compensation Committee assists the Board in fulfilling its risk management oversight responsibilities with respect to risks arising from compensation policies and programs and other employment programs. On an annual basis, the Compensation Committee reviews and addresses risks arising out of the Company’s executive compensation programs, cash incentive programs for other groups of employees, and sales commission plans. In establishing and reviewing the Company’s compensation programs, the Compensation Committee evaluates whether the design and operation of the compensation programs encourage our executive officers or our employees to take unnecessary or excessive risks.
Governance/Nominating Committee’s Role in Oversight of Risk Management
The Governance/Nominating Committee assists the Board in fulfilling its risk management oversight responsibilities with respect to risks related to Board structure and composition, succession planning, and corporate governance. In addition, the Governance/Nominating Committee oversees the Board's annual self-evaluation process.
Our Leadership Structure is Supportive of Board Oversight of Risk Management
We believe that our leadership structure supports the risk oversight function of the Board in the following respects:

•With our Chief Executive Officer serving on the Board, he promotes open communication between management and directors relating to risk.
•Each of the committee chairs reports to the full Board at regular meetings concerning the activities of the committee, including the matters discussed above that involve risk management.
•Each Board committee is comprised solely of independent directors, and all directors are actively involved in the risk oversight function.
•The independent Lead Director promotes effective communication and consideration of matters presenting significant risks to the Company through his role in developing the Board’s meeting agendas, advising committee chairs, attending committee meetings, chairing meetings of the independent Directors and facilitating communications between independent Directors and the Chief Executive Officer.
Stockholder Communications with the Board of Directors
    Stockholders may communicate directly with the Board of Directors. All communications should be directed to the Company's Corporate Secretary at the address below:
Titan Machinery Inc. Board of Directors
Attention: Corporate Secretary
644 East Beaton Drive
West Fargo, North Dakota 58078
    The communication should prominently indicate on the outside of the envelope the director or directors to whom it is directed. The Company's Corporate Secretary will forward the communications to all specified directors or, if no directors are specified, to the entire Board.
Directors' Attendance at Annual Meetings
    Directors' attendance at annual meetings of stockholders can provide stockholders with an opportunity to communicate with directors about issues affecting the Company. The Board's policy is that, subject to unavoidable personal or business conflicts, directors shall attend stockholders meetings. All of our directors attended the Annual Meeting of Stockholders held virtually on June 8, 2020.
Board and Committees Meetings
    During fiscal 2021, the Board held eight meetings. The directors also participate in periodic virtual and/or telephonic conference calls with management for the purpose of reviewing updates on financial performance and business operations. The independent directors met in executive session at least quarterly during fiscal 2021. When appropriate, the Board takes formal action by written consent of all directors, in accordance with the Company's Certificate of Incorporation, Bylaws and the General Corporation Law of the State of Delaware.
    Our Board has three standing committees: the Audit Committee, the Compensation Committee, and the Governance/Nominating Committee. Members of such committees met formally and informally from time to time throughout fiscal 2021 on committee matters.
    During fiscal 2021, all directors attended 75% or more of the aggregate number of meetings of the Board and of committees of which each respective director was a member.
Committee Membership
The following table sets forth the membership of each of the Company's committees during fiscal 2021.

Audit Committee	Governance/Nominating Committee	Compensation Committee
Richard Mack (Chair)	John Henderson (Chair) (Service ended 6/8/20)	Jody Horner (Chair)
Stan Erickson	Christine Hamilton (Elected Chair effective 6/8/20)	Stan Erickson
John Henderson (Service ended 6/8/20)	Jody Horner	Christine Hamilton (Service ended 6/8/20)
Christine Hamilton (Service from 6/8/20 - present)	Tony Christianson (Service from 6/8/20 - present)	Tony Christianson (Service from 6/8/20 - present)

The following table sets forth the current membership of each of the Company's committees as of the date of this proxy statement.

Audit Committee	Governance/Nominating Committee	Compensation Committee
Richard Mack (Chair)	Christine Hamilton (Chair)	Jody Horner (Chair)
Stan Erickson	Tony Christianson	Tony Christianson
Christine Hamilton	Jody Horner	Stan Erickson

Audit Committee
    The Audit Committee acts pursuant to a written charter. The charter, which is reviewed annually by the Audit Committee, may be amended upon approval of the Board. The Audit Committee charter is available under "Corporate Governance" on the "Investor Relations" page of our website at www.titanmachinery.com. Among other matters, our Audit Committee:
•assists the Board in fulfilling its oversight responsibility to our stockholders and other constituents with respect to the integrity of our financial statements;
•appoints and has oversight over our independent auditors, approves the compensation of our independent auditors, reviews the independence and the experience and qualifications of our independent auditors' lead partner, and pre-approves the engagement of our independent auditors for audit and permitted non-audit services;
•meets with the independent auditors and reviews the scope and significant findings of audits and meets with management and internal financial personnel regarding these findings;
•reviews the performance of our independent auditors;
•discusses with management, the manager of internal audit, and our independent auditors the adequacy and effectiveness of our financial and accounting controls, practices and procedures, the activities and recommendations of our auditors and our reporting policies and practices, and makes recommendations to the Board for approval;

•establishes procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and
•prepares the audit committee report required by the SEC rules to be included in our annual proxy statement.
    Our independent auditors, internal audit director, and management have regular contact with our Audit Committee. The Audit Committee regularly reports to our Board regarding its actions, decisions and recommendations.
    Our Board of Directors determined that the following members who served on the Audit Committee in fiscal 2021 qualified as an "audit committee financial expert" (as defined under SEC rules): current members Christine Hamilton, Stan Erickson, and Richard Mack, and former member John Henderson. Each member of our Audit Committee, including John Henderson during his term of service on the Audit Committee during fiscal 2021 until June 8, 2020, satisfied the Nasdaq Stock Market independence standards and the independence standards of Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended. Each member of our Audit Committee during fiscal 2021, including John Henderson during his term of service until June 8, 2020, possessed the financial qualifications required of audit committee members set forth in the Nasdaq Stock Market listing rules.
    The Audit Committee met eight times in fiscal 2021.
Governance/Nominating Committee
    The Governance/Nominating Committee acts pursuant to a written charter. The charter, which is reviewed annually by the Governance/Nominating Committee, may be amended upon approval of the Board. The Governance/Nominating Committee charter is available under "Corporate Governance" on the "Investor Relations" page of our website at www.titanmachinery.com.
    Our Governance/Nominating Committee makes recommendations to our Board regarding candidates for directorships, the size and composition of our Board of Directors, desired director attributes and diversity, and the organization and membership of our committees. In addition, our Governance/Nominating Committee oversees our Code of Ethics and Business Conduct, related party transactions, and other governance policies and matters. The Governance/Nominating Committee regularly reports to the Board regarding its actions, decisions and recommendations.
    The Governance/Nominating Committee will review director nominees proposed by stockholders. Stockholders may recommend a nominee to be considered by the Governance/Nominating Committee by submitting a written proposal to the Chair of the Board of Directors at Titan Machinery Inc., 644 East Beaton Drive, West Fargo, North Dakota 58078. A consent signed by the proposed nominee agreeing to be considered as a director should accompany the written proposal. The proposal should include the name and address of the nominee, in addition to the qualifications and experience of the nominee. Please see the section below entitled "Stockholder Proposals" with regard to timing requirements for nominations made directly by a stockholder for consideration at an annual meeting of stockholders.
    When selecting candidates for recommendation to the Board, the Governance/Nominating Committee will consider the attributes of the candidates and the needs of the Board and will review all candidates in the same manner, regardless of the source of the recommendation. In evaluating director nominees, a candidate should have certain minimum qualifications, including the ability to read and understand basic financial statements, familiarity with our business and industry, high moral character and mature judgment, and the ability to work collegially with others. In addition, factors such as the following are also considered:
•diversity of the Board;
•needs of the Board with respect to particular talent and experience;
•knowledge, skills and experience of a nominee;
•legal and regulatory requirements;
•appreciation of the relationship of our business to the changing needs of society; and
•desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by a new member.
    The Governance/Nominating Committee does not have a formal diversity policy at this time; however, as stated above, the Governance/Nominating Committee seeks to nominate candidates with a diverse range of background, knowledge, experience, skills, expertise, and other qualities that will contribute to the overall effectiveness of the Board.

    Each member of the Governance/Nominating Committee, including John Henderson during his term of service on the Governance/Nominating Committee during fiscal 2021 until June 8, 2020, satisfies the Nasdaq Stock Market independence standards.
    The Governance/Nominating Committee met four times in fiscal 2021.
Compensation Committee
    The Compensation Committee acts pursuant to a written charter. The charter, which is reviewed annually by the Compensation Committee, may be amended by approval of the Board. The Compensation Committee charter is available under "Corporate Governance" on the "Investor Relations" page of our website at www.titanmachinery.com.
    The primary duties and responsibilities of the Compensation Committee include the following:
•develop and periodically review with management the Company's philosophy of compensation, taking into consideration enhancement of stockholder value and the fair and equitable compensation of all employees;
•review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer, Chief Financial Officer and other executive officers, evaluate the performance of these officers in light of those goals and objectives, and set the compensation of these officers based on such evaluations;
•determine and approve equity awards to directors and employees made pursuant to the Company's equity incentive plans;
•develop, recommend to the Board, review and administer senior management compensation policy and plans, including incentive plans, benefits and perquisites;
•develop, recommend, review and administer compensation plans for non-employee directors;
•annually consider the relationship between the Company's strategic and operating plans and the various compensation plans for which the Committee is responsible;
•periodically review with management, and advise the Board with respect to, employee deferred compensation plans;
•periodically review with management and advise the Board with respect to employee benefits;
•review annually with management the Company's diversity and inclusion initiatives and related accomplishments;
•conduct periodic compensation risk assessments, as further discussed below; and
•review and discuss with management the Compensation Discussion and Analysis required by SEC rules. Based on such review and discussion, the Committee determines whether to recommend to the full Board that the Compensation Discussion and Analysis be included in the annual report or proxy statement.
    Our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, and other senior executives do not participate in the Compensation Committee's deliberations or decisions regarding their own compensation. The Compensation Committee regularly reports to the Board regarding its actions, decisions and recommendations.
    The Compensation Committee annually conducts a risk assessment of our employee compensation programs, including our executive compensation programs. The Compensation Committee has concluded that our employee compensation programs are designed with the appropriate balance of risk and reward in relation to our overall business strategy and do not incent executives or other employees to take unnecessary or excessive risks. As a result, we believe that risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.
    Each member of the Compensation Committee satisfies the Nasdaq Stock Market independence standards.
    The Compensation Committee met four times in fiscal 2021.

COMPENSATION DISCUSSION AND ANALYSIS
    In the following Compensation Discussion and Analysis, we describe the material elements of the compensation awarded to, earned by or paid to David J. Meyer, our Chief Executive Officer, Mark Kalvoda, our Chief Financial Officer and Bryan Knutson, our Chief Operating Officer. In this Proxy Statement, we refer to Messrs. Meyer, Kalvoda and Knutson as our "named executive officers."
Executive Summary
    Executive Compensation Overview for Fiscal 2021
•In fiscal 2021, Mr. Meyer, consistent with his actions for the past few years, elected not to receive any equity awards and also elected not to participate in the annual performance cash bonus program.
•In fiscal 2021, Messrs. Kalvoda and Knutson each received annual performance bonuses based upon achievement of all three performance objectives.
•The Compensation Committee compared our compensation program and the compensation of our named executive officers with our peer group, and concluded that our current executive compensation program is reasonable and appropriate.
•The Compensation Committee believes that our executive compensation program properly aligns the interests of our named executive officers with the interests of our stockholders.
We are committed to considering our stockholders' views on executive compensation
    We receive direct feedback from stockholders on our compensation programs through the advisory vote on the compensation paid to our named executive officers (commonly known as a "say-on-pay vote"). We hold the say-on-pay vote at each annual meeting of stockholders. At our 2020 Annual Meeting of Stockholders, the say-on-pay proposal received 93.86% approval from the shares present in person or represented by proxy at the meeting and entitled to vote on the matter, which we believe indicates strong stockholder support for our approach to executive compensation. Our Compensation Committee will continue to monitor our stockholders' views with respect to our executive compensation practices and take those views into account when making decisions regarding executive compensation.
    Compensation Philosophy
    We recognize that top talent is valuable to the Company and our stakeholders, and our compensation programs need to be structured in a way that allows us to attract, motivate and retain leaders who help us achieve our objectives. The primary objectives of our executive compensation programs are stated as follows:
•attracting qualified and talented executives who can provide the appropriate leadership to our Company;
•retaining executives who have the critical skills necessary to achieve our strategic and operational objectives; and
•motivating our executives to drive outstanding Company performance.

We believe that the achievement of these stated objectives, through well-designed compensation programs, serve the long-term interests of our investors and other stakeholders.

The following principles guide the design of our compensation programs:

Guiding Principle	Titan Philosophy / Approach
Pay for performance	Our compensation programs are designed to align executive compensation with the Company’s overall performance and business strategy. The design of our short-term and long-term compensation programs is driven by business objectives and performance measures that we believe provide a direct link to the creation of stockholder value. We support a pay for performance philosophy by significantly emphasizing variable or at-risk compensation in the overall executive compensation program.
Alignment with stockholders	Our long-term incentives are delivered in the form of equity to provide executives with a direct interest in the performance of our stock. We have adopted and implemented stock ownership guidelines for our executives, which reinforces this principle.
Provide leadership stability and continuity	Our compensation programs are designed to reward commitment of our executives to our Company. We recognize that the stability of the leadership team enhances our business.
Be competitive	We conduct market pay analyses to ensure the compensation we pay our executives is competitive in terms of the elements and mix of pay, program design and resulting actual levels of pay.
Reflect factors of role and individual performance	We use the information from market pay analyses and apply it to the individual situation of each of our executives to ensure we are compensating for the executive’s level of responsibility and the executive’s skills and performance in that role.
    Compensation Program Design
    Our compensation programs consist of the following forms of compensation: base salary, annual performance cash bonus, and long-term incentives.
•Base Salary - Base salary is the fixed element of each executive’s cash compensation. Base salary aids in attracting and retaining talented executives.
•Annual Incentive Plan - The annual incentive plan provides for annual cash awards to eligible employees based on achievement of financial performance goals relating to the fiscal year. The annual incentive plan motivates participating executives to achieve financial performance goals by making their cash awards variable and dependent upon the Company’s annual financial performance.
•Long-Term Equity Awards - The Company provides long-term incentives consisting of equity awards, which may be time-based or performance-based. These equity awards are designed to motivate executives to focus on creating stockholder value over the longer term. These long-term awards also aid in the retention of our executives.
    Our Compensation Committee engages in an ongoing review of the design of our compensation programs to evaluate whether they remain consistent with our compensation philosophy and reflect what the Compensation Committee believes to be best practices among our peer group and the broader market.
Fiscal 2021 Executive Compensation as Compared to our Peer Group
In connection with the Compensation Committee's analysis, in fiscal 2020, the Compensation Committee engaged the services of Aon Hewitt ("Aon") as its independent compensation consultant. In connection with this engagement, the Compensation Committee determined that, based upon an assessment of the factors described in the listing standards for the Nasdaq Stock Market, Aon was independent and that the engagement of Aon did not present any conflicts of interest. In fiscal 2020, Aon performed the following services for the Compensation Committee:
•Assessed and presented recommendations to the Compensation Committee on updating the Company's peer group;
•Conducted market analyses and benchmarking on the Company's existing executive compensation program using the updated peer group and advised the Compensation Committee regarding the same;
•Analyzed and benchmarked the Company's severance practices for executives; and
•Conducted a market analysis and competitive assessment of the Company's non-employee director compensation program relative to the updated peer group and advised the Compensation Committee regarding the same.

In fiscal 2021, the Compensation Committee did not engage a compensation consultant to perform a formal compensation study. However, the Compensation Committee reviewed the publicly reported compensation of the executive officers of our peer group, and compared this data to the target total direct compensation of our named executive officers, consisting of base salary, annual performance cash bonus, and the grant date fair value of restricted stock equity awards. The results of the peer group comparison are considered important by the Compensation Committee. However, the Compensation Committee does not target compensation at a particular benchmark of the peer group analysis or otherwise make any determination of, or change to, compensation in reaction to market data alone. Rather, the Compensation Committee uses this information as one of several considerations to make its judgments and determinations of appropriate compensation levels.
Role of Compensation Committee and Named Executive Officers in Setting Compensation
    Our Compensation Committee sets the compensation for our named executive officers. The named executive officers do not make recommendations or participate in the discussions and decisions respecting their own compensation. Mr. Meyer provides input to the Compensation Committee on compensation for the other named executive officers, as appropriate.
Consideration of Tax and Accounting Implications
    In setting executive officer compensation, we are generally aware of the tax implications under Sections 162(m) and 409A of the Internal Revenue Code and compensation expense charges under ASC 718, Compensation Stock-Compensation, and we may consider these factors when making future compensation decisions. Section 162(m) of the Internal Revenue Code generally imposes a $1 million cap on the deductibility of compensation paid to certain executive officers of a publicly held corporation during a year. Since the enactment of the Tax Cuts and Jobs Act, the executive officers to whom Section 162(m) applies include our Chief Executive Officer and Chief Financial Officer, the next three most highly compensated executive officers, and any employee who was a “covered employee” for any preceding taxable year beginning after December 31, 2016. Further, the Tax Cuts and Jobs Act eliminated the “qualified performance-based compensation” exception to Section 162(m). Thus, it is expected that compensation deductions for any covered employee will be subject to a $1 million annual deduction limit (other than for certain compensation that satisfies requirements to be grandfathered under the new law). Although the deductibility of compensation is a consideration evaluated by the Compensation Committee, the Compensation Committee may determine to award compensation to a covered employee that is not deductible under Section 162(m), as the Compensation Committee deems appropriate. However, our deductions for executive compensation have not historically been materially impacted by Section 162(m).
Peer Group
    As described above, the Compensation Committee engaged Aon in fiscal 2020 as our independent compensation consultant to assess and update the Company's peer group for compensation benchmarking purposes. The Company’s executive officers did not participate in the selection of the companies for inclusion in the peer group.
    The Compensation Committee asked Aon to develop a peer group by considering companies that:
•were compatible with the Company’s compensation strategy;
•were an accurate reflection of the typical external labor market;
•were consistent with the Company’s size and complexity of operations; and
•could be easily described to external constituents.
    Based on these considerations, the peer group for the Company, as further modified by the Compensation Committee during fiscal 2021, consisted of the following companies:

Alamo Group, Inc.	MarineMax, Inc.
Applied Industrial Technologies, Inc.	McGrath RentCorp
Cervus Equipment Corporation	Monro, Inc.
DXP Enterprises, Inc.	Rush Enterprises, Inc.
GATX Corporation	Toromont Industries Ltd.
H&E Equipment Services, Inc.	Tractor Supply Company
Herc Holdings Inc.	Triton International Limited
Lindsay Corporation

As compared to the peer group used by the Compensation Committee for fiscal 2020, Rocky Mountain Enterprises was removed for fiscal 2021 as it completed a going private transaction during fiscal 2021.
Executive Compensation Components for Fiscal 2021
    The principal elements of our executive compensation program for fiscal 2021 were:
•Base Salary;
•Annual Performance Cash Bonus; and
•Long-Term Equity Incentive Awards.
    In allocating compensation across these elements, the Compensation Committee does not follow any strict policy or guidelines. However, consistent with the general compensation objectives and philosophies outlined above, the Compensation Committee sought to place a meaningful percentage of an executive's compensation at risk, subject to achievement of specific performance objectives and long-term equity value creation.
    Base Salary
Base salary provides executives with a fixed, regular, non-contingent earnings stream. Our goal is to provide competitive base salaries to our named executive officers in recognition of their job responsibilities. In addition to competitive data, we consider individual work experience, leadership, time in position, performance of our Company (based upon achievement of financial goals and strategic initiatives), and job performance of each named executive officer. As a result of the Compensation Committee's evaluation of these factors, the Compensation Committee may adjust base salaries to better align an individual's base salary with comparative market compensation, to provide merit increases based upon individual or Company achievement, or to account for changes in roles and responsibilities. The Compensation Committee reviews each named executive officer's base salary following the close of each fiscal year.
During fiscal 2021, the annual base salary for Mr. Meyer was $475,000, Mr. Kalvoda was $395,000 and Mr. Knutson was $365,000.
Annual Performance Cash Bonus
We establish competitive annual performance cash bonus opportunities for our named executive officers that motivate attainment of, and link annual cash compensation to, the achievement of the annual financial performance objectives of the business. The annual performance bonus is paid in cash.
    For the annual cash bonus plan, our Compensation Committee establishes the financial performance categories for the fiscal year, and the percentage of the eligible bonus allocated to each of the categories. The performance categories for the fiscal 2021 annual cash bonus plan were:
    1. Adjusted Pre-Tax Income: Calculated as GAAP pre-tax income adjusted to exclude the pre-tax income impact from gains or losses that occur outside of the ordinary course of our business, which, for purposes of fiscal 2021, included impairment charges, Ukraine remeasurement gains/losses and expenses associated with our Enterprise Resource Planning (ERP) system transition.
    2. Return on Assets ("ROA"): Calculated as Adjusted Pre-Tax Income (see above) divided by our average monthly total assets less available cash.
    3. Total Revenue: The Company's GAAP total revenue from its statement of operations.
The Compensation Committee chose the metrics because they are very meaningful indicators of performance results and closely align with the interests of the Company's stockholders.
    The percentages of the eligible bonus amount allocated to each of the financial performance categories for our fiscal 2021 cash bonus plan were as follows:

Financial Performance Category	% Allocation of Eligible Bonus Amount
Adjusted Pre-Tax Income	40%
Return on Assets	30%
Total Revenue	30%
    For each performance category, the Compensation Committee determines the threshold, target, and maximum goals, and the payout percentage at each goal. For fiscal 2021, the payout percentages were 20% at threshold, 100% at target, and 200% at maximum. The target goal (100% payout) is determined based on the Company's annual budget, the threshold goal (20% payout) is 80% of target for Return on Assets and 90% of target for Adjusted Pre-Tax Income and Total Revenue, and the

maximum goal (200% payout) is 150% of target for Return on Assets and 125% of target for Adjusted Pre-Tax Income and Total Revenue. If the threshold goal is not satisfied for any financial performance category, then no bonus is payable for that category. If actual performance by the Company for any financial performance category exceeds the threshold, then the percentage payout for that category is calculated proportionately based on where the actual performance falls within the range between the threshold and target goals or the range between the target and maximum goals, as applicable (the calculated percentage payout, based on actual performance for the year, is referred to below as the "bonus payout percentage").
    Under Mr. Kalvoda's employment agreement, he was eligible to earn a cash bonus for fiscal 2021 ranging from 0% to 150% of his annual base salary, with a target of 75% of his annual base salary or $296,250 (75% X $395,000). Under the terms of the annual performance cash bonus opportunity established for Mr. Knutson, he was eligible to earn a cash bonus for fiscal 2021 ranging from 0% to 150% of his annual base salary, with a target of 75% of his annual base salary or $273,750 (75% X $365,000).
    For each of the three financial performance categories, the cash bonus earned by the executive is calculated as follows: [the dollar amount of the target bonus for the executive - $296,250 for Mr. Kalvoda and $273,750 for Mr. Knutson] X [% of the eligible bonus amount allocated to the financial performance category - i.e., 40% for Adjusted Pre-Tax Income, 30% for ROA, and 30% for Total Revenue] X [the bonus payout percentage for the category (0% to 200%), based on actual results]. The cash bonus paid to the executive is equal to the sum total of the bonus amounts earned for each financial performance category.
    As described above, Mr. Meyer elected to not participate in the fiscal 2021 annual cash bonus plan, and accordingly he did not earn a cash bonus.
     Under the fiscal 2021 cash bonus plan, Mr. Kalvoda earned a bonus of $430,700, as described below.

	Percent of Base Salary Eligible for Cash Bonus	Eligible Max Cash Bonus Amount	Bonus Earned	Bonus Earned as a % of Maximum
Mark Kalvoda	150%	$592,500	$430,700	72.7%
     Under the fiscal 2021 cash bonus plan, Mr. Knutson earned a bonus of $397,988 as described below.

	Percent of Base Salary Eligible for Cash Bonus	Eligible Max Cash Bonus Amount	Bonus Earned	Bonus Earned as a % of Maximum
Bryan Knutson	150%	$547,500	$397,988	72.7%
    The threshold, target and maximum goals, the applicable bonus payout percentages at these goal levels, and the bonus calculation for each financial performance category are stated below:
1.Adjusted Pre-Tax Income (40%)
The goals and bonus payout percentage at each goal level are stated below:

	Adjusted Pre-Tax Income Goals	Payout Percentages
Threshold	$28,928,589	20%
Target	$32,142,877	100%
Maximum	$40,178,596	200%
Our fiscal 2021 Adjusted Pre-Tax Income (Loss) was $38,096,884, resulting in a bonus payout percentage of 174.09%. The bonus payout percentage is determined linearly between the payout percentage of 100% (at target goal of $32,142,877), and the payout percentage of 200% (at maximum goal of $40,178,596).
Mr. Kalvoda earned a bonus of $206,302 for this financial performance category, calculated as follows: $296,250 [target bonus] X 40% [weight for the performance category] X 174.09% [bonus payout percentage].
Mr. Knutson earned a bonus of $190,633 for this financial performance category, calculated as follows: $273,750 [target bonus] X 40% [weight for the performance category] X 174.09% [bonus payout percentage].
2.    Return on Assets (30%)
The goals and bonus payout percentage at each goal level are stated below:

	Return on Assets	Payout Percentages
Threshold	2.76%	20%
Target	3.45%	100%
Maximum	5.18%	200%
Our fiscal 2021 Return on Assets was 4.33%, resulting in a bonus payout percentage of 150.44%. The bonus payout percentage is determined linearly between the payout percentage of 100% (at target goal of 3.45%) and the payout percentage of 200% (at maximum goal of 5.18%).
Mr. Kalvoda earned a bonus of $133,708 for this financial performance category, calculated as follows: $296,250 [target bonus] X 30% [weight for the performance category] X 150.44% [bonus payout percentage].
Mr. Knutson earned a bonus of $123,553 for this financial performance category, calculated as follows: $273,750 [target bonus] X 30% [weight for the performance category] X 150.44% [bonus payout percentage].
3.    Total Revenue (30%)
The goals and bonus payout percentage at each goal level are stated below:

	Total Revenue Goals	Percentage Payout
Threshold	$1,263,648,099	20%
Target	$1,404,053,444	100%
Maximum	$1,755,066,805	200%
Our total revenue was $1,411,222,732, resulting in a bonus payout percentage of 102.04% under the Total Revenue prong of our fiscal 2021 annual cash bonus plan. The bonus payout percentage is determined linearly between the payout percentage of 100% (at target goal of $1,404,053,444) and the payout percentage of 200% (at maximum goal of $1,755,066,805).
Mr. Kalvoda earned a bonus of $90,690 for this financial performance category, calculated as follows: $296,250 [target bonus] X 30% [weight for the performance category] X 102.04% [bonus payout percentage].
Mr. Knutson earned a bonus of $83,802 for this financial performance category, calculated as follows: $273,750 [target bonus] X 30% [weight for the performance category] X 102.04% [bonus payout percentage].
Long-Term Equity Incentive Awards
    Under the terms of Mr. Meyer's current employment agreement, he was entitled to receive an equity incentive award on June 1, 2020 in an amount determined by dividing his annual base salary in effect on the date of grant by the closing sale price of the Common Stock on that date, under such terms as determined by the Compensation Committee. Mr. Meyer declined the award for fiscal 2021.
    Under the terms of Mr. Kalvoda's employment agreement, he received an equity incentive award on June 1, 2020 in an amount determined by dividing his annual base salary in effect on the date of grant by the closing sale price of the Common Stock on that date, under such terms as recommended by the Chief Executive Officer and approved by the Compensation Committee. On June 1, 2020, Mr. Kalvoda received an award of 38,238 shares of restricted stock with a grant date value of $394,999 (38,238 shares at $10.33 per share, the closing price of our Common Stock on June 1, 2020). One-fourth of Mr. Kalvoda's 2020 restricted stock award vests on each of April 1, 2021, 2022, 2023, and 2024, respectively.
    Mr. Knutson received an award of 35,334 shares of restricted stock with a grant date value of $365,000 (35,334 shares at $10.33 per share, the closing price of our Common Stock on June 1, 2020). One-fourth of Mr. Knutson's 2020 restricted stock award vests on each of April 1, 2021, 2022, 2023, and 2024, respectively.
    All awards of restricted stock were made under the Amended and Restated Titan Machinery Inc. 2014 Equity Incentive Plan (the "2014 Equity Plan"), which is administered by our Compensation Committee. Consistent with our compensation philosophies related to performance based compensation, long-term stockholder value creation and alignment of our management's interests with those of our stockholders, we may make future awards of long-term compensation in the form of stock options, restricted stock units, or restricted stock awards to our named executive officers and other key employees. In the future, we may, from time to time, make one-time awards to recognize promotion or consistent long-term contribution, or for specific incentive purposes. We may also make awards in connection with the hiring of new employees.

Other Benefits
    We do not offer any material perquisites to our named executive officers. All of our named executive officers are eligible for insurance, paid time off, 401(k) Company match and other benefits at the same levels provided to all of our full-time employees.
Employment Agreements
    We have written employment agreements with David Meyer to serve as our Chief Executive Officer, Mark Kalvoda to serve as our Chief Financial Officer, and Bryan Knutson to serve as our Chief Operating Officer.
    Mr. Meyer’s current employment agreement has a rolling three-year term with automatic annual one-year extensions (running from February 1 through January 31), subject to earlier termination, as described below. Pursuant to the agreement, Mr. Meyer is entitled to be paid a base salary of $500,000 per year, subject to annual review and adjustment by our Compensation Committee. For fiscal 2021, Mr. Meyer agreed to a 5% reduction in his base salary. Pursuant to the agreement, Mr. Meyer is also eligible for an annual performance cash bonus of up to 200% of his base salary pursuant to terms, conditions and annual objectives established by our Compensation Committee, as further discussed above under "Annual Performance Cash Bonus." The agreement also provides for yearly equity incentive awards in a dollar amount equal to his base salary, as further discussed above under "Long-Term Equity Incentive Awards," pursuant to terms, conditions and annual objectives established by our Compensation Committee. In fiscal 2021, Mr. Meyer, consistent with his actions for the past three years, elected not to receive any equity awards and also elected to not participate in the annual performance cash bonus program. Mr. Meyer is eligible to participate in any employee benefit plans and programs generally available to our employees.
    Mr. Kalvoda’s current employment agreement has a rolling three-year term with automatic annual one-year extensions (running from February 1 through January 31), subject to earlier termination, as described below. Pursuant to the agreement, Mr. Kalvoda is paid a base salary as established by, and subject to annual review and adjustment, by our Compensation Committee. As of January 31, 2021, Mr. Kalvoda's base salary was $395,000 per year. Mr. Kalvoda is also eligible for an annual performance cash bonus of up to 150% of his base salary pursuant to terms, conditions and annual objectives established by the Compensation Committee. The agreement also provides for yearly equity incentive awards in a dollar amount equal to his base salary, as further discussed above under "Long-Term Equity Incentive Awards," pursuant to terms, conditions and annual objectives established by our Compensation Committee. Mr. Kalvoda is eligible to participate in any employee benefit plans and programs generally available to our employees.
    Mr. Knutson’s current employment agreement has a rolling three-year term with automatic annual one-year extensions (running from February 1 through January 31), subject to earlier termination, as described below. Pursuant to the agreement, Mr. Knutson is paid a base salary as established by, and subject to annual review and adjustment, by our Compensation Committee. As of January 31, 2021, Mr. Knutson's base salary was $365,000 per year. Mr. Knutson is also eligible for an annual cash bonus and equity incentive award pursuant to terms, conditions and annual objectives established by the Compensation Committee. Mr. Knutson is eligible to participate in any employee benefit plans and programs generally available to our employees.
    The employment agreements with Messrs. Meyer, Kalvoda, and Knutson each contain a restrictive covenant prohibiting them from owning, operating or being employed by competing agricultural or construction equipment stores during their employment with us and for a period of 24 months following termination of their employment with us. Each agreement is terminable by either us or Messrs. Meyer, Kalvoda, and Knutson, as applicable, at any time upon 60 days written notice for any reason, or immediately by us for cause. Each of the employment agreements for Mr. Meyer, Mr. Kalvoda, and Mr. Knutson include severance payment provisions in the event of termination of employment. See "Potential Payments upon Termination or Change-In-Control" for additional information regarding these severance payment provisions.
COMPENSATION COMMITTEE REPORT
    The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on this review and discussion with management, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended January 31, 2021.

Members of the Compensation Committee
Jody Horner (Chair)
Tony Christianson
Stan Erickson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
    None of our Compensation Committee members was an officer or employee of the Company during fiscal 2021, has formerly been an officer of the Company, or has or had any related party transaction relationship with our Company of a type that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board or Compensation Committee during fiscal 2021.
EXECUTIVE COMPENSATION
Summary Compensation Table for Fiscal 2021
    The table below sets forth certain information regarding compensation earned during the last three fiscal years by the Company's named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
David Meyer, Chief Executive Officer (5)	2021	475,000	—	—	8,550	483,550
	2020	475,000	—	—	8,400	483,400
	2019	475,000	—	—	8,250	483,250
Mark Kalvoda, Chief Financial Officer	2021	391,667	394,999	430,700	8,385	1,225,751
	2020	381,667	385,001	101,126	8,193	875,987
	2019	366,667	375,006	156,938	8,111	906,722
Bryan Knutson, Chief Operating Officer	2021	363,333	365,000	397,988	8,563	1,134,884
	2020	356,667	300,005	94,559	8,425	759,656
	2019	343,333	150,002	146,475	8,350	648,160
(1)Amounts shown are not reduced to reflect the named executive officers' elections, if any, to contribute portions of their salaries to 401(k) plans.
(2)Amounts represent the grant date fair value of time-based restricted stock awards granted in each fiscal year. Fair value of these awards is determined based on the closing market price of the Company's stock on the date of grant. See the Grants of Plan-Based Awards for Fiscal 2021 table for further information regarding the equity awards granted in fiscal 2021 and the Outstanding Equity Awards at January 31, 2021 table for information regarding all outstanding equity awards.
(3)Amount represents the cash bonus compensation earned in each fiscal year under our annual performance cash bonus plan.
(4)For each fiscal year, amounts for Messrs. Meyer, Kalvoda and Knutson represent a Company match to the 401(k) plan.
(5)As discussed above, for fiscal 2021, Mr. Meyer elected not to receive an equity award or to participate in the annual performance cash bonus plan.

Grants of Plan-Based Awards for Fiscal 2021
    The following table sets forth information regarding awards to Mr. Kalvoda and Mr. Knutson, two of our named executive officers, of plan-based awards (annual performance cash bonus and long-term equity incentive) in fiscal 2021:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards($)(1)			All Other Stock Awards: Number of Shares of Stock(#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold	Target	Maximum
David Meyer	—	—	—	—	—	—
Mark Kalvoda	6/1/2020	59,250	296,250	592,500	38,238	394,999
Bryan Knutson	6/1/2020	54,750	273,750	547,500	35,334	365,000
(1)Amounts shown in the table reflect the potential amount of annual cash performance bonuses that could have been earned in fiscal 2021 by Mr. Kalvoda and Mr. Knutson, based on meeting the threshold goals, target goals and maximum goals amounts, as defined in our fiscal 2021 annual performance cash bonus plan. Actual amounts earned by the named executive officers for fiscal 2021 are reported in the Summary Compensation Table on page 24 under the column entitled "Non-Equity Incentive Plan Compensation."
(2)Mr. Kalvoda and Mr. Knutson each received an award of restricted stock on June 1, 2020. The risk of forfeiture for these awards will lapse ratably on April 1st of each year from 2021 to 2024.
(3)This amount represents the grant date fair value of the restricted stock determined in accordance with FASB ASC Topic 718.
Outstanding Equity Awards at January 31, 2021
    The following table sets forth certain information regarding equity awards granted to our named executive officers outstanding as of January 31, 2021:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David Meyer	—	—	—	—	—	—	—	—	—
Mark Kalvoda	—	—	—	—	—	71,122	1,514,899	—	—
Bryan Knutson	—	—	—	—	—	54,315	1,156,910	—	—
(1)For Mr. Kalvoda, 25,417 shares vest on April 1, 2021; 20,795 shares vest on April 1, 2022; 15,349 shares vest on April 1, 2023; and 9,561 shares vest on April 1, 2024. For Mr. Knutson, 16,615 shares vest on April 1, 2021; 15,522 shares vest on April 1, 2022; 13,343 shares vest on April 1, 2023; and 8,835 shares vest on April 1, 2024.
(2)The market value of the unvested shares has been computed using the closing price of our Common Stock of $21.30 on the business day immediately prior to January 31, 2021 (the last day of fiscal 2021).
Option Exercises and Stock Vested for Fiscal 2021

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
David Meyer	—	—	—	—
Mark Kalvoda	—	—	24,953	207,609
Bryan Knutson	—	—	9,334	77,659

(1)Represents shares of restricted stock as to which the risk of forfeiture lapsed on April 1, 2020.
(2)Calculated based on the closing share price of our Common Stock of $8.32 on April 1, 2020, the date the risk of forfeiture lapsed with regard to the restricted stock.
Potential Payments upon Termination or Change-In-Control
    The following is a discussion of the agreements, plans or arrangements that provide for payments or benefits to our named executive officers in connection with any termination of employment or change in control of the Company.
    As provided under "Compensation Discussion and Analysis - Employment Agreements," we are party to an employment agreement with Mr. Meyer, which provides that if Mr. Meyer is terminated by us without "cause" prior to the expiration of the term or if he resigns for "good reason", we are obligated to pay severance in an amount equal to two times the sum of (i) his annual base salary, plus (ii) the amount of the annual incentive bonus last paid prior to the termination, and we are also required to allow Mr. Meyer to continue to participate in our group medical and dental plans at our expense for a period of 24 months. If such termination occurred on January 31, 2021, Mr. Meyer would have been entitled to a severance payment of $950,000 (paid in equal monthly installments over 24 months) calculated as follows: two times the sum of (i) the current base salary of $475,000, plus (ii) the amount of the last annual incentive bonus paid of $0. In addition, we would pay for the cost of Mr. Meyer's continued participation in our group medical and dental plans for the 24 month period following termination (currently $1,867.11 per month).
    Mr. Meyer's employment agreement does not contain any special provisions or additional payments applicable to a termination following a change in control. Upon termination of employment for any reason, Mr. Meyer's unvested equity awards (currently none) are forfeited.
    Under Mr. Meyer's employment agreement, “cause” is defined to mean the occurrence of any of the following: (i) the commission of a felony; (ii) any intentional and/or willful act of fraud or material dishonesty; (iii) the willful and/or continued failure, neglect, or refusal to perform in all material respects his job duties, or to fulfill his fiduciary responsibilities to the Company; or (iv) a material breach of the Company’s material policies or codes of conduct or other agreement. In addition, "good reason” is defined to mean any of the following: (i) an action that results in a substantial diminution in duties, status or position; (ii) the relocation of the principal office for Company business to a location more than forty (40) miles from the Company’s current headquarters; or (iii) material breach by the Company of any terms or conditions of the employment agreement.
    We are also party to an employment agreement with Mr. Kalvoda, which provides that if Mr. Kalvoda is terminated by us without "cause" prior to the expiration of the term or if he resigns for "good reason" (in either case, not following a "change in control"): (a) we are obligated to pay severance in an amount equal to the sum of (i) his annual base salary plus (ii) the amount of the average annual incentive bonus paid to Mr. Kalvoda in the three years preceding termination; (b) his non-vested restricted equity awards will not be forfeited and will vest in accordance with the normal vesting schedule; and (c) we are required to allow Mr. Kalvoda to continue to participate in our group medical and dental plans at our expense for a period of 12 months. If such termination occurred on January 31, 2021, (not following a "change in control"), Mr. Kalvoda would have been entitled to a severance payment of $517,340 (paid in equal monthly installments over 12 months) calculated as follows: the sum of (i) the current base salary of $395,000, plus (ii) the amount of the average annual incentive bonus paid in the three years preceding termination of $122,340. In addition, the Company would pay for the cost of his participation in our group medical and dental plans for the 12 month period following termination (currently $94.35 per month). Assuming a termination date of January 31, 2021, the value of the non-vested equity awards that would continue to vest over the established vesting schedules would be $1,514,899, calculated based upon the closing price of our Common Stock on the business day immediately prior to January 31, 2021 of $21.30.
    If Mr. Kalvoda is terminated by the Company without "cause" within 12 months following a "change in control" or if he resigns for "good reason" within 12 months following a "change in control", the Company is obligated to pay severance in an amount equal to two times the sum of (i) the annual base salary then in effect, plus (ii) the amount of the average annual incentive bonus paid to Mr. Kalvoda in the three years preceding the termination. These severance payments would be made in 24 equal monthly installments. Also, Mr. Kalvoda's equity awards would become fully vested and earned as of the first day following the expiration of the rescission period under the release. If such termination occurs we would also be required to allow Mr. Kalvoda to continue to participate in our group medical and dental plans at our expense for a period of 24 months following termination. If Mr. Kalvoda was terminated on January 31, 2021, (following a "change in control") he would have been entitled to a severance payment of $1,034,680 (paid in equal monthly installments over 24 months) calculated as follows: two times the sum of (i) the current base salary of $395,000, plus (ii) the amount of the average annual incentive bonus paid in the three years preceding termination of $122,340. In addition, the Company would pay for the cost of his participation in our group medical and dental plans for the 24 month period following termination (currently $94.35 per month). Assuming a termination date of January 31, 2021, the value of the equity awards that would vest on a change in control would be

$1,514,899, calculated based upon the closing price of our Common Stock on the business day immediately prior to January 31, 2021 of $21.30.
    Under Mr. Kalvoda's employment agreement, “cause” is defined to mean any of the following: (i) material breach of the employment agreement; (ii) willful refusal to perform assigned duties without justification, or willful misconduct or gross negligence in the performance of duties; (iii) a material breach of the Company’s material policies or codes of conduct or of material obligations under any other agreement; (iv) the willful engagement in dishonesty, fraud, illegal conduct, with respect to or in the course of the business or affairs of the Company, which materially and adversely harms the Company; (v) conviction of, or a plea of nolo contendere to, a felony or other crime involving moral turpitude; and (vi) death or permanent disability. In addition, “good reason” is defined to mean any of the following: (i) the assignment to Mr. Kalvoda of material duties inconsistent with his status or position as Chief Financial Officer, or other action that results in a material change in Mr. Kalvoda's status, responsibilities, duties, authority, base salary, compensation, or position, or change in reporting relationship; (ii) the relocation of the principal office for Company business to a location more than forty (40) miles from the Company’s current headquarters; (iii) material breach by the Company of any terms or conditions of the employment agreement; or (iv) the failure of the Company to require a successor to assume the terms of the employment agreement. In addition, “change in control” is defined to mean the occurrence of any of the following: (i) one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total voting power of the stock of the Company; (ii) a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or (iii) the sale of all or substantially all of the Company’s assets.
    Under the terms of the Company's various restricted stock agreements, if Mr. Kalvoda's employment with the Company terminated on account of his death, any unvested shares of restricted stock would become 100% vested. In addition, under the terms of the Company's restricted stock agreement for grants made on or after June 1, 2018, if Mr. Kalvoda's employment with the Company terminated on account of his disability or retirement, any unvested shares of restricted stock would become 100% vested. For this purpose, "disability" means that Mr. Kalvoda's employment is severed due to disability under the Company's long-term disability plan, and "retirement" means Mr. Kalvoda's retirement from the Company on or after attaining age 64 and completion of 5 years of service (or pursuant to early retirement with the consent of the Compensation Committee). Mr. Kalvoda is not currently retirement eligible under the restricted stock agreements. If Mr. Kalvoda's employment with the Company had terminated on January 31, 2021 on account of his death or disability, the value of the restricted stock awards that would have vested would be $1,514,899.
    We are also party to an employment agreement with Mr. Knutson, which provides that if Mr. Knutson is terminated by us without "cause" prior to the expiration of the term or if he resigns for "good reason" (in either case, not following a "change in control"): (a) we are obligated to pay severance in an amount equal to the sum of (i) his annual base salary plus (ii) the amount of the average annual incentive bonus paid to Mr. Knutson in the three years preceding termination; (b) his non-vested restricted equity awards will not be forfeited and will vest in accordance with the normal vesting schedule; and (c) we are required to allow Mr. Knutson to continue to participate in our group medical and dental plans at our expense for a period of 12 months. If such termination occurred on January 31, 2021, (not following a "change in control"), Mr. Knutson would have been entitled to a severance payment of $468,440 (paid in equal monthly installments over 12 months) calculated as follows: the sum of (i) the current base salary of $365,000, plus (ii) the amount of the average annual incentive bonus paid in the three years preceding termination of $103,440. In addition, the Company would pay for the cost of his participation in our group medical and dental plans for the 12 month period following termination (currently $0 per month). Assuming a termination date of January 31, 2021, the value of the non-vested equity awards that would continue to vest over the established vesting schedules would be $1,156,910, calculated based upon the closing price of our Common Stock on the business day immediately prior to January 31, 2021 of $21.30.
    If Mr. Knutson is terminated by the Company without "cause" within 12 months following a "change in control" or if he resigns for "good reason" within 12 months following a "change in control", the Company is obligated to pay severance in an amount equal to two times the sum of (i) the annual base salary then in effect, plus (ii) the amount of the average annual incentive bonus paid to Mr. Knutson in the three years preceding the termination. These severance payments would be made in 24 equal monthly installments. Also, Mr. Knutson's equity awards would become fully vested and earned as of the first day following the expiration of the rescission period under the release. If such termination occurs we would also be required to allow Mr. Knutson to continue to participate in our group medical and dental plans at our expense for a period of 24 months following termination. If Mr. Knutson was terminated on January 31, 2021, (following a "change in control") he would have been entitled to a severance payment of $936,880 (paid in equal monthly installments over 24 months) calculated as follows: two times the sum of (i) the current base salary of $365,000, plus (ii) the amount of the average annual incentive bonus paid in the three years preceding termination of $103,440. In addition, the Company would pay for the cost of his participation in our group medical and dental plans for the 24 month period following termination (currently $0 per month). Assuming a termination date of January 31, 2021, the value of the equity awards that would vest on a change in control would be

$1,156,910, calculated based upon the closing price of our Common Stock on the business day immediately prior to January 31, 2021 of $21.30.
    Under Mr. Knutson's employment agreement, “cause” is defined to mean any of the following: (i) material breach of the employment agreement; (ii) willful refusal to perform assigned duties without justification, or willful misconduct or gross negligence in the performance of duties; (iii) a material breach of the Company’s material policies or codes of conduct or of material obligations under any other agreement; (iv) the willful engagement in dishonesty, fraud, illegal conduct, with respect to or in the course of the business or affairs of the Company, which materially and adversely harms the Company; (v) conviction of, or a plea of nolo contendere to, a felony or other crime involving moral turpitude; and (vi) death or permanent disability. In addition, “good reason” is defined to mean any of the following: (i) the assignment to Mr. Knutson of material duties inconsistent with his status or position as Chief Operating Officer, or other action that results in a material change in Mr. Knutson's status, responsibilities, duties, authority, base salary, compensation, position, or change in reporting relationship; (ii) the relocation of the principal office for Company business to a location more than forty (40) miles from the Company’s current headquarters; (iii) material breach by the Company of any terms or conditions of the employment agreement; or (iv) the failure of the Company to require a successor to assume the terms of the employment agreement. In addition, “change in control” is defined to mean the occurrence of any of the following: (i) one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total voting power of the stock of the Company; (ii) a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or (iii) the sale of all or substantially all of the Company’s assets.
    Under the terms of the Company's various restricted stock agreements, if Mr. Knutson's employment with the Company terminated on account of his death, any unvested shares of restricted stock would become 100% vested. In addition, under the terms of the Company's restricted stock agreement for grants made on or after June 1, 2018, if Mr. Knutson's employment with the Company terminated on account of his disability or retirement, any unvested shares of restricted stock would become 100% vested. For this purpose, "disability" means that Mr. Knutson's employment is severed due to disability under the Company's long-term disability plan, and "retirement" means Mr. Knutson's retirement from the Company on or after attaining age 64 and completion of 5 years of service (or pursuant to early retirement with the consent of the Compensation Committee). Mr. Knutson is not currently retirement eligible under the restricted stock agreements. If Mr. Knutson's employment with the Company had terminated on January 31, 2021 on account of his death or disability, the value of the restricted stock awards that would have vested would be $1,156,910.
    In order to receive the severance and continued benefits described above, each officer would be required to sign a release of claims against us, fulfill his non-competition obligations, cooperate with transitioning his duties and execute a non-disparagement agreement with us. We have arrived at these terms based on the advice and experience of our advisors and directors, including their knowledge of practices and agreements at public companies.
CEO Pay Ratio Disclosure
    As required by Section 953(b) of Dodd-Frank Wall Street Reform and Consumer Protection Act, and applicable SEC rules, we are providing the following information about the relationship of the annual total compensation of the employee identified at median of our Company and the annual total compensation of David J. Meyer, our Chief Executive Officer.
    For fiscal 2021:
•the annual total compensation of the employee identified at median of our Company (other than our Chief Executive Officer), was $59,505.41; and
•the annual total compensation of our Chief Executive Officer for purposes of determining the CEO pay ratio was $491,254.04.
    Based on this information, for fiscal 2021, the ratio of the annual total compensation of Mr. Meyer, our Chief Executive Officer, to the median of the annual total compensation of all employees was estimated to be 8.3 to 1.
    This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

     To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the "median employee," the methodology and the material assumptions, adjustments, and estimates that we used were as follows:
•We determined that, as of December 31, 2020, our employee population consisted of approximately 2,498 individuals in the United States and Europe. We selected December 31, 2020, which is within the last three months of fiscal 2021, as the date upon which we would identify the “median employee” to allow sufficient time to identify the median employee given our European operations.
•We selected salary and wages as reported to the Internal Revenue Service on Form W-2 for our U.S. employees and used equivalent taxable income for our European employees as our consistently applied compensation measure as it represents the primary compensation component paid to all of our employees. In addition, this approach allows us to reasonably compare compensation for our U.S. employees with that of our employees in Europe. Compensation paid in foreign currencies was converted to U.S. dollars based on exchange rates in effect on December 31, 2020.
    In determining the annual total compensation of the median employee, such employee’s compensation was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K, as required pursuant to SEC rules, except that we elected to include the Company-paid portion of a single health insurance premium and the Company-paid contribution to the employees' health savings account, which are normally excluded from the calculation of annual total compensation for purposes of the summary compensation table. As a result, Mr. Meyer’s compensation for purposes of the pay ratio calculation differs from the summary compensation table for fiscal 2021 to reflect the inclusion of the Company-paid portion of a single health insurance premium and the Company-paid contribution to his health savings account, which are excluded for summary compensation table purposes.
Equity Compensation Plan Information
    The following table provides information regarding our equity compensation plans as of January 31, 2021:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(3)
Equity compensation plans approved by security holders	437,750	$—	791,959
Equity compensation plans not approved by security holders	—	—	—
Total	437,750	$—	791,959
(1)Amount includes the number of shares of Common Stock underlying unvested restricted stock awards ("RSAs") and restricted stock units ("RSUs") granted to members of our Board and employees.
(2)There is no exercise price for outstanding RSAs or RSUs.
(3)Amount represents shares available as of January 31, 2021 for future issuance under the 2014 Plan, including through the issuance of RSAs and RSUs.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(PROPOSAL 2)
    In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (as set forth in Section 14A of the Securities Exchange Act of 1934, as amended), we are providing our stockholders with the opportunity to cast a non-binding, advisory vote on the compensation that was paid to our named executive officers in fiscal 2021.
    Our compensation philosophy is described in the Compensation Discussion and Analysis contained in this proxy statement. Stockholders are urged to read the Compensation Discussion and Analysis and to review the "Summary Compensation Table" and other related tables and narrative disclosure, which describe the compensation of our Chief Executive Officer, our Chief Financial Officer and our Chief Operating Officer in fiscal 2021. The Compensation Committee and the Board believe the policies and procedures articulated in the Compensation Discussion and Analysis are effective in implementing our compensation philosophy and in achieving our goals. In addition, they believe the compensation of our named executive officers in fiscal 2021 reflects and supports these compensation policies and procedures.

    Stockholders are being asked to vote on the following resolution:
"RESOLVED, that the stockholders of Titan Machinery Inc. approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section, the compensation tables, and related narrative disclosures as contained in this Proxy Statement."
    This advisory vote on executive compensation, commonly referred to as a "say-on-pay" advisory vote, is required under Section 14A of the Securities Exchange Act of 1934, as amended, and is not binding on our Board. However, the Board and Compensation Committee will take into account the result of the vote when determining future executive compensation arrangements.
    THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE ADOPTION OF THE RESOLUTION SET FORTH IN THIS PROPOSAL 2.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review and Approval of Transactions with Related Persons
    We have a written Related Party Transactions Policy that requires our Governance/Nominating Committee to review and approve or ratify any "related party transaction" of the type required to be disclosed by Item 404 of Regulation S-K. The term "related parties" is defined as any directors, executive officers, stockholders beneficially owning more than 5% of our Common Stock, and their respective immediate family members. This policy covers all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which the Company or any of its subsidiaries was, is or will be a participant, in which the amount involved exceeds $100,000, and in which any related person had, has or will have a direct or indirect interest. All of our directors, executive officers and employees are required to report to our General Counsel any proposed or completed related party transactions.
    All related party transactions are reviewed and may be approved or ratified by the Governance/Nominating Committee (not including any member of the Governance/Nominating Committee that is a related person with respect to the transaction at issue). The Governance/Nominating Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable to the Company than terms that could have been reached with an unaffiliated third-party under the same or similar circumstances and the extent of the related person's interest in the transaction. The Governance/Nominating Committee may impose such conditions as it deems necessary and appropriate on the Company or the related party in connection with the transaction. In the case of a transaction presented to the Governance/Nominating Committee for ratification, the Governance/Nominating Committee may ratify the transaction, amend the transaction, or determine that termination or rescission of the transaction is appropriate.
Related Person Transactions in Fiscal 2021
    Described below is the transaction that occurred during fiscal 2021 to which we were a participant in which:
•the amounts involved exceeded or will exceed $120,000; and
•a director, executive officer, beneficial owner of more than five percent of any class of our voting securities or any member of their immediate family had or will have a direct or indirect material interest.
Real Estate Lease Agreement with C.I. Farm Power Inc.
We lease one dealership site located in Fargo, North Dakota from C.I. Farm Power Inc., an entity owned and controlled by Mr. Peter Christianson and his immediate family. Mr. Peter Christianson is the brother of Tony Christianson, a member of our Board. The monthly lease payment is $12,000. We paid $144,000 in lease payments to this entity during fiscal 2021. The lease agreement is "month to month". Under the lease, we are responsible for paying real estate taxes, insurance, maintenance and utilities. We believe the terms of this lease to be commercially reasonable, and the lease is not any less favorable to us than could be obtained in an arm's length transaction with an unrelated party.

AUDIT COMMITTEE REPORT
    In accordance with its written charter adopted by the Board, the Audit Committee assists the Board with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:
(1)reviewed and discussed the audited financial statements with management and the independent auditors;

(2)discussed with the independent auditors the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) and the SEC; and
(3)received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant's independence.
    Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2021, for filing with the SEC.

Members of the Audit Committee: Richard Mack (Chair) Stan Erickson Christine Hamilton

FEES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General Information
    Deloitte & Touche LLP has acted as the Company's independent registered public accounting firm for fiscal 2021 and 2020.
Audit Fees
    The Company paid the following fees to Deloitte & Touche LLP in fiscal 2021 and fiscal 2020:

	2021	2020
Audit Fees	$799,300	$794,130
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$799,300	$794,130
    Audit fees are for professional services rendered for the audit of the Company's annual financial statements and review of financial statements included in the Company's Quarterly Reports on Form 10-Q filings or services that are normally provided by the independent registered public accounting firm in connection with regulatory filings with the SEC.
    Audit-related fees are primarily for the assurance and related services performed by our auditors that are reasonably related to the performance of the audit or review of the Company's financial statements. There were no such fees incurred during fiscal 2021 or fiscal 2020.
    Tax fees may include services such as tax compliance, tax advice and tax planning, amongst others. There were no such fees incurred during fiscal 2021 or fiscal 2020.
    All other fees relate to services provided by the independent registered public accounting firm that are not classified as audit fees, audit-related fees or tax fees. There were no such fees incurred during fiscal 2021 or fiscal 2020.
    Pursuant to its written charter, the Audit Committee is responsible for pre-approving all audit and permitted non-audit services to be performed for the Company by its Independent Registered Public Accounting Firm or any other auditing or accounting firm. During fiscal 2021, the Audit Committee approved all audit and non-audit services provided to the Company by Deloitte & Touche LLP. The Committee's current practice is to consider for pre-approval annually all audit and non-audit services proposed to be provided by the Independent Registered Public Accounting Firm. In making its decision to appoint Deloitte & Touche LLP as the Company's Independent Registered Public Accounting Firm, the Audit Committee has considered whether the provision of the non-audit services rendered by Deloitte & Touche LLP is compatible with maintaining that firm's independence and has determined that such services are compatible with maintaining Deloitte & Touche's independence.

RATIFICATION OF PUBLIC ACCOUNTING FIRM
(PROPOSAL 3)
    The Audit Committee has selected Deloitte & Touche LLP, as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2022.
Our Bylaws do not require that our stockholders ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm. However, the Board is submitting the appointment of Deloitte & Touche LLP to our stockholders for ratification as a matter of good corporate governance. Even if the selection of Deloitte & Touche LLP is ratified, the Audit Committee may change the appointment at any time during the fiscal year if it determines that a change would be in the best interests of the Company and its stockholders.
Representatives of Deloitte & Touche LLP are expected to be present electronically at the virtual Annual Meeting. They will be given the opportunity to make a statement at the virtual Annual Meeting if they desire and are expected to be available electronically to respond to appropriate questions. Further information about the services provided by Deloitte & Touche LLP, including information about the fees paid to the firm during fiscal 2021 can be found under the heading Fees of the Independent Registered Public Accounting Firm above.
    THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 31, 2022.
OTHER BUSINESS
    Management knows of no other matters to be presented at the Annual Meeting. If any other matter properly comes before the Annual Meeting, the appointees named in the proxies will vote the proxies in accordance with their best judgment.
STOCKHOLDER PROPOSALS
    Any appropriate proposal submitted by a stockholder of the Company and intended to be presented at the 2022 Annual Meeting of Stockholders must be received by the Company no later than December 27, 2021 to be includable in the Company's Proxy Statement and related proxy for the 2022 Annual Meeting. Additionally, pursuant to the advance notice provisions of the Company's Bylaws, as amended, as authorized by applicable state law, in order for stockholders to present nominations or other business at the 2022 Annual Meeting, which is not submitted for inclusion in the Proxy Statement, a stockholder's notice of such nomination or other business must be received no earlier than February 7, 2022 and no later than March 9, 2022 and must be in a form that complies with the requirements set forth in the Company's Bylaws, as amended.
FORM 10-K
    A COPY OF THE COMPANY'S FORM 10-K ANNUAL REPORT FOR THE FISCAL YEAR ENDED JANUARY 31, 2021 (WITHOUT EXHIBITS), IS MADE AVAILABLE ALONG WITH THIS PROXY STATEMENT. NO PART OF THE ANNUAL REPORT IS INCORPORATED HEREIN AND NO PART THEREOF IS TO BE CONSIDERED PROXY SOLICITING MATERIAL. THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN REQUEST OF ANY SUCH PERSON, ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING THE FORM 10-K, UPON THE PAYMENT, IN ADVANCE, OF REASONABLE FEES RELATED TO THE COMPANY'S FURNISHING SUCH EXHIBIT(S). REQUESTS FOR COPIES OF SUCH EXHIBIT(S) SHOULD BE DIRECTED TO MARK KALVODA, CHIEF FINANCIAL OFFICER, AT THE COMPANY'S PRINCIPAL ADDRESS.
Dated: April 26, 2021
West Fargo, North Dakota

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/06/2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/TITN2021
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/06/2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Stan Erickson 02) Jody Horner 03) Richard Mack

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. To approve, by non-binding vote, the compensation of our named executive officers.	☐	☐	☐
3. To ratify the appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for the fiscal year ending January 31, 2022.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000483595_1 R1.0.0.153

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com

TITAN MACHINERY INC.
Annual Meeting of Stockholders
June 7, 2021 9:00 A.M. Central Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) David J. Meyer and Mark Kalvoda, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of TITAN MACHINERY INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 A.M., Central Time on June 7, 2021, virtually at www.virtualshareholdermeeting.com/TITN2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000488433_2 R1.0.0.153

QuickLinks
INTRODUCTION
GENERAL INFORMATION
OUTSTANDING SHARES AND VOTING RIGHTS
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
ELECTION OF DIRECTORS (PROPOSAL 1)
SUSTAINABILITY
CORPORATE GOVERNANCE
COMPENSATION DISCUSSION AND ANALYSIS
ADVISORY VOTE ON EXECUTIVE COMPENSATION (PROPOSAL 2)
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
AUDIT COMMITTEE REPORT
FEES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
RATIFICATION OF PUBLIC ACCOUNTING FIRM (PROPOSAL 3)
OTHER BUSINESS
STOCKHOLDER PROPOSALS
FORM 10-K
PROXY CARD